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Exhibit 10.2

Form of Participation Letter—Deal Performance Bonus Program

                        , 2016

CONFIDENTIAL

[PARTICIPANT NAME]

Dear [NAME]:

        On behalf of Nortek, Inc. (the "Company"), I am pleased to inform you about a deal performance bonus opportunity in the event that the Company experiences a Change of Control (as defined in the Company's 2009 Omnibus Incentive Plan) before December 31, 2016. Your contributions have been important to the success of the Company, and the Compensation Committee of the Company's Board of Directors (the "Committee") has determined that your continued active involvement will be valuable. Accordingly, you may be eligible for a bonus payment (the "CoC Performance Bonus"), subject to the terms and conditions below.

        1.    Eligibility.     You will become entitled to receive a CoC Performance Bonus in the event that (i) a Change of Control occurs before December 31, 2016, and (ii) you remain continuously employed with the Company until six months following the closing of such Change of Control (the "Retention Date"). However, if on or following the closing of the Change of Control but prior to the Retention Date, your employment is terminated by the Company without Cause (as defined in the Company's 2009 Omnibus Incentive Plan) or by you for Good Reason (as defined below), you will still be entitled to receive the Retention Bonus. You will not be entitled to receive any portion of the Retention Bonus if your employment is terminated for any other reason prior to the Retention Date.

    For purposes of the CoC Performance Bonus, "Good Reason" shall mean (i) a material reduction of your compensation (including annual cash and equity incentive award opportunities) in the aggregate or (ii) a relocation of the principal location where you perform services by 50 miles or more; provided, that neither of the foregoing events will constitute Good Reason unless (A) you have given the Company written notice setting forth the conduct of the Company that is alleged to constitute Good Reason within 30 days following the first occurrence of such event, and (B) you have provided the Company at least 60 days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. For the avoidance of doubt, the foregoing definition of Good Reason shall control for purposes of the CoC Performance Bonus, notwithstanding any "good reason" definition that may be provided in an employment or other individual agreement between you and the Company.

        2.    Amount; Determination.

        (a)   If you become entitled to the CoC Performance Bonus pursuant to Section 1 above, the amount of your CoC Performance Bonus will be equal to 50% of your annual base salary as of the date of this letter ("2016 Salary"). However, the amount of your CoC Performance Bonus may be increased, up to 100% of your 2016 Salary, for maximum achievement of applicable performance measures, in the discretion of the Committee.

        (b)   The Committee (as of immediately prior to the Change of Control) will determine whether and to what extent the applicable performance measures have been achieved, as of the Change of Control, and determine the actual amount of the CoC Performance Bonus payable to you.

        3.    Timing/Form of Payment.

        (a)   If you become entitled to the CoC Performance Bonus pursuant to this award letter, the CoC Performance Bonus will be paid to you in a cash lump sum payment within 30 days following, as applicable (i) the Retention Date or (ii) the earlier date of termination of employment by the Company without Cause or by you for Good Reason as described in Section 1.

        4.    Amendment; Termination.     The Company reserves the right in its sole and absolute discretion, to amend, modify, or terminate this award letter for any reason, at any time; provided, that no such amendment or termination will be effective without your consent. In the event that a Change of Control has not occurred prior to December 31, 2016, this award letter will terminate without further obligation of any party.

        5.    Confidentiality.     As a condition of your eligibility to receive a CoC Performance Bonus, you agree not to disclose or discuss the contents of this letter with any person, including any employee of the Company or its subsidiaries, other than the Company's Chief Human Resources Officer, the Company's Human Resources Director of Corporate, the members of your immediate family, your counsel and your accounting or financial advisors, and agree to instruct your immediate family members, counsel and accounting or financial advisors to do the same.

        6.    Successors and Assigns.     This award letter will be binding upon the Company and its successors and assigns, whether as a result of a Change of Control or otherwise.

        7.    Withholding.     The Company will be authorized to withhold from the payment of any CoC Performance Bonus that may become payable hereunder, the amount of any applicable federal, state and local taxes required to be withheld pursuant to any applicable law or regulation.

        8.    Section 409A.     Any and all payments under this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. Nothing contained herein will constitute any representation or warranty by the Company regarding compliance with Section 409A.

        9.    No Right to Employment or Other Benefits.     This award letter will not be construed as giving you the right to be retained in the employ of, or in any other relationship to, the Company.

        10.    No Trust Fund.     This award letter will not be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and you or any other person. To the extent that you acquire the right to receive payments from the Company or any of its affiliates under this award letter, such right will be no greater than the right of any unsecured general creditor of the Company.

        11.    Other Plans.     Any CoC Performance Bonus that may become payable to you hereunder will not be taken into account in computing your salary or other compensation for purposes of determining any benefits or compensation payable to you or your beneficiaries or estate under (i) any retirement, life insurance or other benefit arrangement of the Company or (ii) any other agreement between you and the Company.

        12.    Governing Law.     The validity, construction, and effect of this award letter will be determined in accordance with the laws of the State of Delaware (without reference to its conflicts of laws provisions).

Sincerely,
Name:

Title:

QuickLinks

  Exhibit 10.2
  1. Eligibility.
  2. Amount; Determination.
  3. Timing/Form of Payment.
  4. Amendment; Termination.
  5. Confidentiality.
  6. Successors and Assigns.
  7. Withholding.
  8. Section 409A.
  9. No Right to Employment or Other Benefits.
  10. No Trust Fund.
  11. Other Plans.
  12. Governing Law.